Exhibit 99.1

NEWS RELEASE

For Immediate Release

RAMBUS FILES ANTI-TRUST LAWSUIT

Hynix Semiconductor, Infineon Technologies, Micron Technology, Siemens AG

cited as defendants

LOS ALTOS, Calif., May 5, 2004 – Rambus Inc. (Nasdaq:RMBS), a leading developer of chip interface products and services, today announced that it has filed an anti-trust suit in the Superior Court of the State of California. In the suit, Rambus charges that defendants Hynix Semiconductor, Infineon Technologies, Micron Technology and Siemens AG engaged in a concerted and unlawful effort to eliminate competition and stifle innovation in the market for computer memory technology and computer memory chips.

“From substantial written evidence already in the public record, we believe that these memory manufacturers colluded illegally, thereby limiting consumer choice and depriving our RDRAM products of the opportunity to compete fairly in the marketplace,” said John Danforth, senior vice president and general counsel for Rambus. “While we cannot change the past, we have a duty to our stockholders to respond appropriately to this evidence, which we are doing today.”

The 36-page complaint filed today relies in substantial part on evidence obtained through a Federal Trade Commission proceeding and asserts four causes of action:

•	Conspiracy to restrict output and fix prices in violation of the Cartwright Act;
•	Conspiracy to monopolize in violation of the Cartwright Act;
•	Intentional interference with prospective economic advantage; and
•	Unfair competition in violation of California Business and Professions Code Section 17200

The complaint is available on Rambus’s website at www.rambus.com/inv/ (under Litigation Update section). The Company will host a conference call today at 1:30 p.m. PDT. This event will be available through a webcast and can be accessed at Rambus’s Investor Relations web site at www.rambus.com/inv/. An audio replay of the conference call will be available following the event at (800) 642-1687, ID number 7321812, and will also be available on Rambus’s investor relations site.

About Rambus Inc.

Rambus is one of the world’s leading providers of advanced chip interface products and services. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, Calif., with regional offices in the United States, Taiwan and Japan. Additional information is available at www.rambus.com.

Rambus is a registered trademark of Rambus Inc. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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Contacts:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com

Lisa Poulson

Citigate Cunningham

(650) 856-8800

lpoulson@citigatecunningham.com